Exhibit 99.1

Press Release

COSTCO WHOLESALE CORPORATION REPORTS THIRD QUARTER AND YEAR-TO-DATE

OPERATING RESULTS FOR FISCAL YEAR 2016

ISSAQUAH, Wash., May 25, 2016 - Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) today announced its operating results for the third quarter (twelve weeks) and first thirty-six weeks of fiscal 2016, ended May 8, 2016.

Net sales for the quarter increased two percent, to $26.15 billion from $25.52 billion last year. Net sales for the first thirty-six weeks increased two percent, to $80.34 billion from $78.67 billion last year.

Comparable sales for the twelve-week and thirty-six-week periods were as follows:

	12 Weeks	36 Weeks
U.S.	0%	2%
Canada	1%	-5%
Other International	-2%	-4%
Total Company	0%	0%

Comparable sales for these periods excluding the negative impacts from gasoline price deflation and foreign exchange were as follows:

	12 Weeks	36 Weeks
U.S.	3%	4%
Canada	8%	9%
Other International	3%	5%
Total Company	3%	5%

Net income for the quarter was $545 million, or $1.24 per diluted share, compared to $516 million, or $1.17 per diluted share, last year. Net income for the thirty-six weeks was $1.57 billion, or $3.56 per diluted share, compared to $1.61 billion, or $3.64 per diluted share, last year. Net income for the thirty-six-week period last year was positively impacted by $43 million ($0.10 per diluted share) in net nonrecurring income tax benefits.

Costco currently operates 705 warehouses, including 493 in the United States and Puerto Rico, 90 in Canada, 36 in Mexico, 27 in the United Kingdom, 25 in Japan, 12 in Korea, 12 in Taiwan, eight in Australia and two in Spain. Costco also operates electronic commerce web sites in the U.S., Canada, the United Kingdom, Mexico, Korea and Taiwan.

A conference call to discuss these fiscal 2016 third quarter operating results is scheduled for 8:00 a.m. (PT) on May 26, 2016, and is available via a webcast on www.costco.com (click on Investor Relations and “Play Webcast”).

Press Release

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, breaches of security or privacy of member or business information, conditions affecting the acquisition, development, ownership or use of real estate, capital spending, actions of vendors, rising costs associated with employees (including health care costs), energy and certain commodities, geopolitical conditions, and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and we do not undertake to update these statements, except as required by law.

CONTACTS: Costco Wholesale Corporation

        Richard Galanti, 425/313-8203

        Bob Nelson, 425/313-8255

        Jeff Elliott, 425/313-8264

Press Release

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in millions, except per share data)

(unaudited)

	12 Weeks Ended		36 Weeks Ended
	May 8, 2016	May 10, 2015	May 8, 2016	May 10, 2015
REVENUE
Net sales	$26,151	$25,517	$80,345	$78,673
Membership fees	618	584	1,814	1,748

Total revenue	26,769	26,101	82,159	80,421
OPERATING EXPENSES
Merchandise costs	23,162	22,687	71,252	69,969
Selling, general and administrative	2,731	2,579	8,372	7,946
Preopening expenses	18	14	54	38

Operating income	858	821	2,481	2,468
OTHER INCOME (EXPENSE)
Interest expense	(30)	(31)	(94)	(84)
Interest income and other, net	7	9	51	64

INCOME BEFORE INCOME TAXES	835	799	2,438	2,448
Provision for income taxes	286	280	847	817

Net income including noncontrolling interests	549	519	1,591	1,631
Net income attributable to noncontrolling interests	(4)	(3)	(20)	(21)

NET INCOME ATTRIBUTABLE TO COSTCO	$545	$516	$1,571	$1,610

NET INCOME PER COMMON SHARE ATTRIBUTABLE TO COSTCO:
Basic	$1.24	$1.17	$3.58	$3.66

Diluted	$1.24	$1.17	$3.56	$3.64

Shares used in calculation: (000’s)
Basic	438,815	440,070	438,930	439,733
Diluted	441,066	443,132	441,321	442,721
Cash dividends declared per common share	$0.45	$0.40	$1.25	$6.11

Press Release

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in millions, except par value and share data)

(unaudited)

Subject to Reclassifications

	May 8, 2016	August 30, 2015
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,884	$4,801
Short-term investments	1,137	1,618
Receivables, net	1,300	1,224
Merchandise inventories	8,927	8,908
Other current assets	294	228

Total current assets	16,542	16,779

PROPERTY AND EQUIPMENT
Land	5,266	4,961
Buildings and improvements	13,645	12,618
Equipment and fixtures	5,834	5,274
Construction in progress	707	811

	25,452	23,664
Less accumulated depreciation and amortization	(8,961)	(8,263)

Net property and equipment	16,491	15,401

OTHER ASSETS	840	837

TOTAL ASSETS	$33,873	$33,017

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$8,828	$9,011
Current portion of long-term debt	1,193	1,283
Accrued salaries and benefits	2,398	2,468
Accrued member rewards	861	813
Deferred membership fees	1,416	1,269
Other current liabilities	2,303	1,695

Total current liabilities	16,999	16,539
LONG-TERM DEBT, excluding current portion	3,921	4,852
OTHER LIABILITIES	1,205	783

Total liabilities	22,125	22,174

COMMITMENTS AND CONTINGENCIES
EQUITY
Preferred stock $.005 par value; 100,000,000 shares authorized; no shares issued and outstanding	0	0
Common stock $.005 par value; 900,000,000 shares authorized; 438,368,000 and 437,952,000 shares issued and outstanding	2	2
Additional paid-in capital	5,404	5,218
Accumulated other comprehensive loss	(1,126)	(1,121)
Retained earnings	7,225	6,518

Total Costco stockholders’ equity	11,505	10,617
Noncontrolling interests	243	226

Total equity	11,748	10,843

TOTAL LIABILITIES AND EQUITY	$33,873	$33,017